NEWS RELEASE for October 28, 2004 at 8:00AM Eastern Time

Contacts:	Investor Relations
Palomar Medical Technologies Inc
781-993-2411
ir@palomarmedical.com

PALOMAR MEDICAL REPORTS RECORD REVENUES AND PROFITABILITY
FOR THIRD QUARTER 2004
Revenues Increase by 52 Percent; Operating Income Increases by 300 Percent

        BURLINGTON, MA (October 28, 2004) … Palomar Medical Technologies Inc (Nasdaq:PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced financial results for the third quarter ended September 30, 2004. The Company’s third quarter total revenues increased by 52 percent, product revenues increased by 40 percent, and gross profit from product sales improved by 59 percent as compared to the same quarter in 2003. The Company realized a significant increase in income from operations of $1.8 million, or 300 percent, and a net income improvement of $1.2 million, or 130 percent, as compared to the third quarter of 2003.

        Revenues for the quarter ended September 30, 2004, were $13.9 million, up from $9.2 million in the third quarter of 2003. Gross profit from product sales increased to $7.6 million (66 percent of product revenues), up from $4.8 million (58 percent of product revenues) in the year-earlier quarter. The Company reported income from operations of $2.4 million for the third quarter of this year, as compared to income from operations of $613,000 for the third quarter of last year. The Company reported net income of $2.1 million, or $0.12 per diluted share, which includes a non-recurring expense of $380,000 from settlement of a previously owned subsidiary’s facility lease, for the third quarter of this year, versus net income of $904,000, or $0.05 per diluted share, which includes a benefit from income taxes of $275,000, for the third quarter of last year.

        Revenues for the nine months ended September 30, 2004, were $38.0 million, up from $24.7 million for the same period in 2003. Gross profit from product sales increased to $20.7 million (65 percent of revenues), up from $12.8 million (58 percent of revenues) in the year-earlier period. The Company reported net income of $5.3 million, or $0.30 per diluted share for the nine months ended September 30, 2004, versus net income of $2.3 million, or $0.15 per diluted share for the same period in 2003.

        Chief Executive Officer Joseph P. Caruso commented, “We are pleased to report another strong quarter with a substantial increase in revenues and profitability, even during what historically has been a seasonally slow quarter for this industry due to the summer vacation months. The newly introduced Palomar StarLux™ light and laser based system as well as all of our family of Lux products have been well received by our customers, which continues to strengthen our reputation as the technology leader.”

        Mr. Caruso continued, “We have increased market share over the past few quarters and believe our balanced strategy between short term core business growth in the professional market and partnerships with large consumer product companies for the long term will lead to increased shareholder value.”

        During the third quarter of 2004, the Company announced the following event:

        — The Company and Johnson & Johnson Consumer Companies, Inc, a Johnson & Johnson company, signed an agreement to develop, clinically test and potentially commercialize home-use, light-based devices for (i) reducing or reshaping body fat including cellulite; (ii) reducing appearance of skin aging; and (iii) reducing or preventing acne.

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        Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (888) 339-2688 or listen to the webcast in the Investor Relations section of the Company’s website at www.palomarmedical.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 78311063 and will continue through Thursday, November 11, 2004. A webcast replay will also be available.

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. New and exciting indications are being tested to further advance the hair removal market and other cosmetic applications. Palomar is uniquely focused on developing proprietary light-based technology that can be introduced to the mass markets. Palomar has an agreement with The Gillette Company (NYSE:G) to develop and potentially commercialize a patented home-use, light-based hair removal device for women, and an agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the E-mail Alerts page in the Investor Relations’ section of the website.

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, development and introduction of new products, and financial projections that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2003 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar Financial Summary (Amounts in thousands, except per share data):

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Product revenues	$ 11,599,737	$ 8,302,460	$ 31,913,625	$ 22,147,186
Royalty revenues	1,254,820	179,659	2,903,325	648,445
Funded product development revenues	1,092,448	700,000	3,194,084	1,900,000

Total revenues	13,947,005	9,182,119	38,011,034	24,695,631

Costs and expenses:
Cost of product revenues	3,991,748	3,510,724	11,232,768	9,389,120
Cost of royalty revenues	501,928	71,864	1,161,330	259,378
Research and development	2,532,625	1,595,371	7,561,970	4,488,953
Selling and marketing	3,034,595	2,394,868	8,840,313	6,068,166
General and administrative	1,443,626	996,525	3,707,809	2,948,094

Total costs and expenses	11,504,522	8,569,352	32,504,190	23,153,711

Income from operations	2,442,483	612,767	5,506,844	1,541,920

Interest income (net of interest expense)	78,554	16,724	143,065	26,925

Other income (expense), net	(377,000)	--	(215,933)	58,333

Income before income taxes	2,144,037	629,491	5,433,976	1,627,178

Provision (benefit) from income taxes	60,381	(275,000)	161,010	(704,521)

Net income	$ 2,083,656	$ 904,491	$ 5,272,966	$ 2,331,699

Net income per share:
Basic	$ 0.13	$ 0.07	$ 0.34	$ 0.18

Diluted	$ 0.12	$ 0.05	$ 0.30	$ 0.15

Weighted average number of shares outstanding:
Basic	15,878,521	13,859,356	15,547,683	13,092,732

Diluted	17,793,795	16,524,300	17,517,346	15,504,757

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Consolidated Balance Sheets (Unaudited)

	September 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$ 19,509,643	$ 10,558,946
Accounts receivable, net	7,516,800	6,637,246
Inventories	5,141,970	3,385,316
Other current assets	559,290	384,785

Total current assets	32,727,703	20,966,293

Property and equipment, net	894,922	582,898

Other assets	111,074	111,074

Total Assets	$ 33,733,699	$ 21,660,265

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 1,490,477	$ 655,923
Accrued liabilities	7,161,935	4,979,896
Deferred income taxes	1,100,000	1,100,000
Deferred revenue	1,191,324	560,897

Total current liabilities	10,943,736	7,296,716

Stockholders' equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	--	--
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued - 16,035,991 and 14,554,407 shares, respectively	160,385	145,544
Additional paid-in capital	171,406,427	168,267,820
Accumulated deficit	(148,776,849)	(154,049,815)

Total stockholders' equity	22,789,963	14,363,549

Total liabilities and stockholders' equity	$ 33,733,699	$ 21,660,265

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